Exhibit 1.(3)(c)



                                   SCHEDULE B
                                   ----------

                                  Compensation


This schedule is attached to and made a part of the most current executed Broker-Dealer and General Agent Selling Agreement (the "Agreement") between and among Liberty Life Assurance Company of Boston ("Liberty Life"), Liberty Life Distributors LLC ("Distributor"), ____________________ ("Broker-Dealer") and _______________ ("General Agent").

The compensation for the variable life insurance and annuity products (the "Contracts") referred to in the Agreement is as follows:

FOR SINGLE PAYMENT VARIABLE UNIVERSAL LIFE INSURANCE CONTRACTS, written on Form PSPV-9860 and PAA-9870, and any variations of these forms as may be required by insurance regulatory authorities:

1.       New Business Commission and Expense Reimbursement Allocation:

                  DISTRIBUTOR shall receive commissions of [7]% of the Initial Payment and an expense reimbursement allowance of [0.15]% annually of the unloaned Account Value for each Contract for which Broker-Dealer is the broker-of-record.(1)

However, no compensation shall be paid on Payment received from a Contract owner when an existing life insurance or annuity contract issued by Liberty Life on the same life has lapsed, been terminated or surrendered, been continued on a nonforfeiture option, or been changed, modified or converted in any manner within six months of the date of the application for the new Contract or twelve months after the issue date of the new Contract, except to the extent that the first year's annualized premium for the new Contract exceeds the first year's annualized premium from the existing contract.

2.       Return of Compensation in Specified Circumstances

         The following rules regarding "chargebacks" shall apply in connection with the offer and sale of Contracts under this Agreement:

                  a.       In the event that:

                           i. a Payment is returned because Liberty Life rejects the application for the Contract under which such Payment has been paid or because the Payment, or the related application, is not timely received by Liberty Life as required herein, or a refund is made because a purchaser exercises his or her free look right under a Contract; or

                           ii. within the first twelve months after the date on which a Contract was issued, the purchaser surrenders the Contract, or otherwise rescinds the Contract, or the Contract lapses;

-----------------
     (1) Distributor may negotiate other commission schedules with a lower initial commission and a higher expense reimbursement allowance rate. Under these schedules, the annual expense reimbursement allowance rate may be increased by 0.15% of Account Value for each 1% by which the commission rate is lowered. These rates are the maximum rates Distributor intends to pay. Distributor may negotiate commission schedules containing lower commission rates and/or expense reimbursement allowance rates than those described above.

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                                                                Exhibit 1.(3)(c)


then, in any such event, Broker-Dealer shall not be entitled to any compensation with respect to such Contract, and any and all compensation previously received by Broker-Dealer based on all Payments paid into the Contract shall be repaid to Distributor, and Broker-Dealer shall pay any loss incurred as a result of a Payment being returned which was not timely received or for which an application was not timely received by Liberty Life.

                  b. If and to the extent that any loans or partial withdrawals are made with respect to any Contract during the first year after issuance, the compensation due to Broker-Dealer shall be recomputed as though the amount of the loan or partial withdrawal had never been paid as a Payment.

                  c. If and to the extent that a Contract is exchanged for another contract during the first policy year of the Contract, the compensation due to Broker-Dealer shall be recomputed as though the Contract had never been issued.

Distributor shall have the right to collect from Broker-Dealer or to withhold from future payments of compensation due to Broker-Dealer under this Agreement an amount equal to any reduction in compensation effected by this Schedule C, to the extent permitted by applicable law; provided, however, that this option on the part of Distributor shall not prevent both Distributor and Broker-Dealer or either of them from pursuing any other means or remedies available to them to recover such compensation. For purposes of this Schedule C, the payment of a death benefit pursuant to the terms of a Contract shall not be deemed a surrender or rescission by a purchaser.